                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders:

     Notice is hereby given that the annual meeting of stockholders of The Ryland Group, Inc., will be held at The Ryland Building, Fourth Floor, on April 20, 1994, at 1:30 p.m., Eastern Daylight Time, for the purpose of considering and acting upon the following matters:


     (a) The election of 10 directors to serve until the next annual meeting of stockholders and until their successors are elected and shall qualify;

     (b) Approval of the amendment of the 1992 non-employee director equity plan of the corporation;

     (c)  Approval of auditors for the corporation; and

     (d) Such other business as may properly be brought before the meeting or any adjournment thereof.

     The transfer books of the corporation will not be closed, but only those stockholders of record as of the close of business on Feb. 16, 1994, shall be entitled to notice of and to vote at the meeting.

     You are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy.

                                   By order of the Board of Directors



                                   Thurman W. Bretz
                                   Senior Vice President and Secretary


March 10, 1994

                                 PROXY STATEMENT

     The proxy enclosed with this proxy statement is being solicited by the management of The Ryland Group, Inc. (the corporation), for use at the annual meeting of stockholders to be held on April 20, 1994. This proxy statement and proxy form are first being distributed to stockholders on approximately March 10, 1994. A proxy may be revoked by the stockholder at any time prior to its use at the meeting by filing with the secretary of the corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of directors requires a plurality of the votes cast with a quorum present. Abstentions and broker non-votes have no effect on the plurality vote for the election of directors. Approval of the amendment of the corporation's 1992 non-employee director equity plan requires the affirmative vote of a majority of the votes of shares present or represented and entitled to vote at the annual meeting of stockholders. For purposes of determining the number of votes present or represented and entitled to vote with respect to the amendment of the corporation's 1992 non-employee director equity plan, abstentions will be counted (and will therefore be equivalent to a vote against), but broker non-votes will not be counted.

     Solicitation of proxies may be made by mail, personal interview, telephone or telegraph by officers and other management employees of the corporation, who will receive no additional compensation for their services. In addition, the corporation intends to utilize the services of Chemical Bank to solicit proxies for a fee of no more than $6,000, plus expenses. The total expense of the solicitation will be borne by the corporation and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the meeting to beneficial owners.

     Only stockholders of record at the close of business on Feb. 16, 1994, are entitled to vote at the meeting or any adjournment thereof.

     The only outstanding securities of the corporation entitled to be voted at the meeting are shares of common stock and shares of ESOP Series A convertible preferred stock. The holders of preferred stock vote together with the holders of common stock as one class on matters submitted to a vote of the stockholders of the corporation. There were 15,360,016 shares of common stock outstanding as of the close of business on Feb. 16, 1994. There were 1,150,074 shares of preferred stock outstanding as of the close of business on Feb. 16, 1994.
Common stock and preferred stock do not have cumulative voting rights. Holders of common stock are entitled to one vote per share on all matters. Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which shares of preferred stock were convertible on Feb. 16, 1994, one vote per share on all matters.

     The annual report of the corporation, including financial statements and accompanying notes, is enclosed with this statement or was previously mailed to stockholders.

                              ELECTION OF DIRECTORS

     All directors (10 in number) are proposed to be elected to hold office until the next annual meeting of stockholders and until the election and qualification of their successors. The proxies solicited hereby, unless directed to the contrary, will be voted for the 10 persons named below.

     Management has no reason to believe that any nominee will be unable or unwilling to serve as a director; but if for any reason any of those persons should not be available or able to serve, the accompanying proxy will be voted in accordance with the best judgment of the persons acting thereunder.



  NAME, AGE AND
  YEAR IN WHICH
  FIRST ELECTED
   A DIRECTOR                                   PRINCIPAL OCCUPATION FOR FIVE PRIOR YEARS AND OTHER INFORMATION
- -----------------------       --------------------------------------------------------------------------------------------------

Robert J. Gaw                 Executive vice president of the corporation and president of Ryland Mortgage Company; director of
   60 (1967)                  Columbia Bank; and Health Services, Inc.

Alan P. Hoblitzell, Jr.       Executive vice president and chief financial officer of the corporation since 1991; chairman of the
   62 (1972)                  board and chief executive officer of MNC Financial, Inc. (bank holding company), until 1990; director of Fidelity and Deposit Company of Maryland; and PHH Corporation.

Andre W. Brewster             Chairman of the board of directors of the corporation since July 1993; chief executive officer of the
   68 (1977)                  corporation from July 1993 through November 1993; general partner of Piper & Marbury (law firm)(1);
                              director of Alex. Brown Incorporated; Aegon USA, Inc.; Fidelity and Deposit Company of Maryland; and
                              Ellicott Machine Corporation.

John H. Mullin, III           Chairman of Ridgeway Farm, Inc. (wholesale nursery), since 1989; managing director of Dillon, Read &
   52 (1982)                  Co. Inc. (investment banking firm) until 1989; director of Crystal Brands, Inc.; The Liberty Corp.;
                              Dillon, Read & Co. Inc.(2); Mattel, Inc.; and ACX Technologies, Inc.

Leonard M. Harlan             Chairman of The Harlan Company, Inc. (real estate investment-banking company); president of Castle
   57 (1984)                  Harlan, Inc. (private merchant-banking firm); chairman of the board of Long John Silver's Holdings,
                              Inc., until 1992; director of Delaware Management Holdings, Inc.; the Delaware Group of Mutual Funds;
                              Long John Silver's Restaurants, Inc.; Smarte Carte Corporation; and MAG Aerospace Industries, Inc.

William G. Kagler             Chief executive officer of Skyline Chili, Inc., since 1989 and chairman of the board since 1992;
   61 (1985)                  president of Skyline Chili, Inc., until 1992; director of Skyline Chili, Inc.; The Fifth Third
                              Bancorp; Union Central Life Insurance Company; Advanced Promotions Technologies, Inc.; and The Future
                              Now Corporation.

John O. Wilson                Executive vice president and chief economist for Bank of America Corporation.
   55 (1987)

L. C. Heist                   President, chief operating officer and director of Champion International Corporation (forest
   62 (1989)                  products);director of Lyman Farm, Inc.

James A. Flick, Jr.           Executive vice president of Legg Mason, Inc. (investment firm), since 1991; executive vice president
   59 (1990)                  of USF&G Corporation (insurance holding company) until 1991; director of Dome Corporation; and
                              Forensic Technologies International Corporation.

R. Chad Dreier                President and chief executive officer of the corporation since November 1993; executive vice president
   46 (1993)                  and chief financial officer of Kaufman and Broad Home Corporation until 1993; and chairman of Kaufman and Broad Mortgage Company until 1993.


(1)  Piper & Marbury serves as counsel to the corporation.
(2)  Dillon, Read & Co. Inc. has served as financial advisor to the corporation.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSAL TO ELECT THE NOMINEES FOR DIRECTORS. APPROVAL OF THE ELECTION OF THE NOMINEES REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF THE CORPORATION'S COMMON STOCK CAST WITH A QUORUM PRESENT.

             PROPOSAL TO APPROVE THE AMENDMENT OF THE CORPORATION'S
                     1992 NON-EMPLOYEE DIRECTOR EQUITY PLAN

     At the annual meeting, the corporation's stockholders will be asked to approve an amendment of The Ryland Group, Inc. 1992 Non-Employee Director Equity Plan (the director's plan) which would change the formula for granting options beginning in 1994; cause all options, including those currently outstanding, to be vested and exercisable six months after grant; and permit all options to be exercisable for a three-year period after the date of termination of service as a director of the corporation. The directors' plan (but not the proposed amendment) was previously approved by a vote of the stockholders of the corporation at the annual meeting held on April 15, 1992.

     The following constitutes a brief summary of the directors' plan and the proposed amendment. The summary is qualified in its entirety by reference to the full text of the plan as proposed to be amended, as set forth in Exhibit A to this proxy statement. The proposed amendment would modify the provisions of
Section 6 of the directors' plan regarding the number of options granted each year after 1994 and the terms and conditions under which all options granted under the directors' plan vest and become exercisable.

     The purpose of the directors' plan is to advance the interests of the corporation and its stockholders by encouraging increased common stock ownership by members of the board of directors who are not significant stockholders of the corporation or employees of the corporation in order to promote long-term stockholder value. A "non-employee director" is defined under the directors' plan as any person who is elected or appointed to the board of directors who is not an officer or employee of the corporation or any of its subsidiaries. Non-employee directors of the corporation are automatically participants in the directors' plan. For 1993, a total of seven non-employee directors participated in the directors' plan.

     The directors' plan is administered by the compensation committee of the board of directors (the committee). All grants under the directors' plan are non-discretionary so as to assure that directors serving on the committee, which administers the corporation's benefit plans for employees, will be "disinterested persons" as required by Rule 16b-3 of the Securities Exchange Act of 1934.

     A maximum of 100,000 shares of common stock have been reserved for issuance under the directors' plan. The common stock will be made available from authorized but unissued shares of the corporation. Shares of common stock that are the subject of an option but not purchased prior to the expiration of the option shall thereafter be considered unissued for purposes of the maximum number of shares that may be issued under the directors' plan and may again be the subject of option grants under the directors' plan.

     The directors' plan provides that, as of each Dec. 31 before 1994, each non-employee director elected or appointed a member of the board receive a stock option to purchase the number of shares of common stock determined by dividing one-half of the non-employee director's annual retainer fee for that calendar year by the market value of the common stock on that Dec. 31. For 1993, the annual retainer was $19,500. For 1993, stock options for a total of 3,500 shares were granted to the seven non-employee directors as a group under the directors' plan.

     The director's plan as proposed to be amended changes the formula for granting options to non-employee directors beginning in 1994. On Dec. 31, 1994, and on each Dec. 31 thereafter during the term of the directors' plan, each non-employee director newly elected to the board during that calendar year would receive an option to purchase 2,000 shares of common stock, and each other non-employee director would receive an option for 1,000 shares. Under this amended formula, for 1994, stock options for a total of 7,000 shares would be granted to the seven non-employee directors as a group under the directors' plan.

     The exercise price for the stock options is the closing price on the New York Stock Exchange on the date of grant. On Dec. 31, 1993, the closing price of a share of common stock on the New York Stock Exchange was $20.00. The exercise price of a stock option is payable in cash or shares of common stock or in a combination of cash and common stock.

     Currently, options granted to a non-employee director under the directors' plan vest and become exercisable in annual increments of 20 percent beginning one year after the date of grant and expire ten years from the date of grant, except that options outstanding on the date the non-employee director terminates service as a director continue to be exercisable for one year after the date of termination, even if that causes the options to be exercisable for a total period exceeding ten years. The proposed amendment would cause all options, including those outstanding on the date the amendment would become effective, to vest six months from the grant date and increase the post-termination exercise period from one year to three years.

     The right to receive a stock option granted under the directors' plan may not be transferred by a participant other than by will or the laws of descent and distribution. Stock options are exercisable during the non-employee director's lifetime only by the director or a guardian or legal representative.

     The committee will have the power to amend, suspend or terminate the directors' plan at any time, provided that, to the extent required to qualify the directors' plan under Rule 16b-3 of the Securities Exchange Act of 1934 and any successor provision, no amendment may be made to change the eligibility or selection of participants in the directors' plan, the timing of stock option grants or the number of shares of common stock which may be subject to the directors' plan. The directors' plan may not be amended more than once in any six-month period except to comply with changes in the Internal Revenue Code or the Employment Retirement Income Securities Act.

     The proposed amendment to the directors' plan will become effective on the date it receives approval by the holders of a majority of the votes present or represented and entitled to vote at the 1994 annual meeting of stockholders.

     Upon receipt of stockholder approval, the proposed amendment to the directors' plan shall be deemed to have been in effect as of Dec. 18, 1991, the initial effective date of the directors' plan. The directors' plan shall terminate on, and no stock options shall be granted after, Dec. 18, 2001.

     FEDERAL INCOME TAX CONSEQUENCES

     No income is recognized by the optionee at the time the stock option is granted. Generally, (a) at exercise, ordinary income is recognized by the holder of the option in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the corporation receives a tax deduction for the same amount for its fiscal year in which the exercise occurs; and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. The holding period for determining whether subsequent gain or loss will be short-term or long-term capital gain or loss begins at the time of ordinary income recognition.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PROPOSED AMENDMENT OF THE 1992 NON-EMPLOYEE DIRECTOR EQUITY PLAN. THE APPROVAL OF A MAJORITY OF THE VOTES PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS IS NECESSARY FOR ADOPTION OF THIS PROPOSAL.

                              APPROVAL OF AUDITORS

     At the meeting, the board of directors of the corporation will recommend stockholder approval of Ernst & Young as auditors for the corporation for the year 1994. The affirmative vote of the holders of a majority of the shares of stock of the corporation present in person or by proxy at the annual meeting of stockholders is required for approval. Representatives of Ernst & Young are expected to be present at the meeting to respond to stockholders' questions and to make a statement if they so desire.

                             STOCKHOLDERS' PROPOSALS

     Proposals of security holders intended to be presented at the next annual meeting of stockholders of the corporation must be received by the corporation on or before Nov. 10, 1994, and must comply with applicable rules of the Securities and Exchange Commission in order to be included in the corporation's proxy statement and form of proxy relating to the 1995 annual meeting of stockholders.

                                  OTHER MATTERS

     Management knows of no other business to be presented for action at the meeting; but if any other business should properly come before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

     Copies of the corporation's most recent annual report on Form 10-K, including the financial statements and schedules thereto, which the corporation is required to file with the Securities and Exchange Commission, will be provided without charge upon the written request of any stockholder. Such requests may be sent to Investor Relations, The Ryland Group, Inc., 11000 Broken Land Parkway, Columbia, Md. 21044.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial owners of more than 5 percent of the issued and outstanding shares of common stock of the corporation as of Feb. 16, 1994. To the knowledge of management, no other person owns beneficially more than 5 percent of the outstanding shares of common stock:


                                       AMOUNT AND NATURE
     NAME AND ADDRESS               OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
     ----------------               -----------------------   ----------------


INVESCO PLC and                           2,060,400 (1)             13.4
INVESCO Capital Management, Inc.
11 Devonshire Square
London EC2M  4YR
England

Wellington Management Company             1,234,100 (2)              8.0
75 State Street
Boston, Massachusetts  02109

Dalton, Greiner, Hartman, Maher & Co.     1,022,000 (3)              6.6
630 Fifth Avenue, Suite 3425
New York, New York  10111

(1) According to a Schedule 13G dated Feb. 10, 1994, filed with the Securities and Exchange Commission, all of these shares are owned with shared voting and dispositive power.

(2) According to a Schedule 13G dated Feb. 10, 1994, filed with the Securities and Exchange Commission, 404,300 of these shares are owned with shared voting power and 1,234,100 with shared dispositive power.

(3) According to a Schedule 13G dated Jan. 18, 1994, filed with the Securities and Exchange Commission, 627,100 of these shares are owned with sole voting power and 1,022,000 with sole dispositive power.



     The Ryland Group, Inc. Retirement and Stock Ownership Plan is the beneficial owner of 1,150,074 shares of ESOP Series A convertible preferred stock as of Feb. 16, 1994, representing 100 percent of the outstanding shares of preferred stock of the corporation. All of these shares are owned with shared voting power and shared dispositive power. The address of the retirement and stock ownership plan is c/o Wachovia Trust Services, 301 N. Main Street, Winston-Salem, North Carolina 27150.

     The following table sets forth, as of Feb. 16, 1994, the numbers of shares of common stock of the corporation beneficially owned by all directors of the corporation, nominees for director, each of the executive officers named in the Summary Compensation Table, and by the directors and executive officers as a group:



                                                           Number of Shares
      Name                                              Beneficially Owned (1)
- ----------------------                                  ----------------------

Robert J. Gaw. . . . . . . . . . . . . . . . . . . . .    161,515  (3)(4)(6)
Alan P. Hoblitzell, Jr.  . . . . . . . . . . . . . . .     27,912  (3)(4)(6)
Andre W. Brewster. . . . . . . . . . . . . . . . . . .     75,540  (2)(3)
John H. Mullin, III  . . . . . . . . . . . . . . . . .     13,540  (3)(5)
Leonard M. Harlan. . . . . . . . . . . . . . . . . . .      1,540  (3)
William G. Kagler. . . . . . . . . . . . . . . . . . .     10,540  (3)
John O. Wilson . . . . . . . . . . . . . . . . . . . .      1,540  (3)
L. C. Heist. . . . . . . . . . . . . . . . . . . . . .      4,040  (3)
James A. Flick, Jr.. . . . . . . . . . . . . . . . . .      2,540  (3)
R. Chad Dreier . . . . . . . . . . . . . . . . . . . .     75,000  (6)
J. Sidney Davenport. . . . . . . . . . . . . . . . . .     78,519  (3)(4)(6)
Thomas C. Krobot . . . . . . . . . . . . . . . . . . .     47,245  (3)(4)(6)
All directors and executive officers as a
  group (18 persons) . . . . . . . . . . . . . . . . .    710,472  (3)(4)(6)

(1) Except for Mr. Gaw, no other director, nominee or executive officer beneficially owns more than 1 percent of the corporation's outstanding common stock. Mr. Gaw beneficially owns 1.1 percent of the outstanding common stock of the corporation. Directors and executive officers as a group beneficially own 4.6 percent of the outstanding common stock of the corporation. Except as otherwise indicated, all of the shares in the table are owned individually with sole voting and dispositive power.

(2) Does not include 3,200 shares owned by Mr. Brewster's wife as to which he disclaims beneficial ownership.

(3) Includes shares subject to stock options which may be exercised within 60 days of Feb. 16, 1994. It includes: Mr. Gaw, 72,380 shares; Mr. Hoblitzell, 20,040 shares; Mr. Brewster, 50,540 shares; Mr. Mullin, 540 shares; Mr. Harlan, 540 shares; Mr.Kagler, 540 shares; Mr. Wilson, 540 shares; Mr. Heist, 540 shares; Mr. Flick, 540 shares; Mr. Davenport, 33,300 shares; Mr. Krobot, 41,720 shares; and all directors and executive officers as a group, 371,340 shares.

(4) Does not include shares of ESOP Series A convertible preferred stock which have been allocated to participants' accounts under the corporation's retirement and stock ownership plan as follows: Mr. Gaw, 1,668 shares; Mr. Hoblitzell, 597 shares; Mr. Davenport, 1,432 shares; Mr. Krobot, 1,342 shares; and all directors and executive officers as a group, 11,656 shares.

(5) Does not include 5,000 shares held in the John H. Mullin, Jr. Trust, wherein Mr. Mullin is co-trustee, nor 2,500 shares held in Pierrepont Partners, of which Mr. Mullin is a partner, both of which are for the benefit of his children. Does not include 400 shares owned by Mr. Mullin's son. Mr. Mullin disclaims beneficial ownership of these shares.

(6) Includes shares subject to restricted stock units as follows: Mr. Gaw, 4,763 shares; Mr. Hoblitzell, 4,072 shares; Mr. Dreier, 75,000 shares; Mr. Davenport, 2,236 shares; Mr. Krobot, 2,291 shares; and all directors and executive officers as a group, 100,843.


                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The corporation maintains committees of the board of directors which assist the board in performing its tasks.

     The audit committee of the board of directors is composed of Messrs. Flick, Heist and Kagler. The audit committee reviews audit services and the letter of recommendations of the corporation's auditors. During 1993, seven audit committee meetings were held.

     The compensation committee of the board of directors determines or recommends the amount and form of compensation awarded to officers and key employees of the corporation as well as awards and distributions under the corporation's various employee compensation plans. Messrs. Flick, Heist and Kagler serve as its members. In 1993, six compensation committee meetings were held.

     The finance committee of the board of directors is composed of Messrs. Harlan, Hoblitzell, Mullin and Wilson. The finance committee reviews the financing activities of the corporation. There were three meetings of the finance committee during 1993.

     During 1993, the board of directors had a mortgage financial services committee which was composed of Messrs. Gaw, Harlan, Hoblitzell, Mullin and Wilson. This committee reviewed and recommended to the board new products and services developed by Ryland Mortgage Company and its subsidiaries. It also reviewed the risk control mechanisms that The Ryland Group, Inc., uses in managing its mortgage business. During 1993, the mortgage financial services committee held six meetings.

     The planning committee of the board of directors is responsible for reviewing and exploring in depth the general policies and the future plans and strategies of the corporation. All members of the board of directors serve on the planning committee. The planning committee met one time in 1993.

     The corporation has no nominating committee of the board of directors.

     A transition committee of the board of directors was established in August 1993 for the purpose of selecting a new chief executive officer for the corporation and providing guidance during the transition period. Messrs. Brewster, Flick, Heist and Mullin were the members of this committee and, other than Mr. Brewster, received a monthly fee of $2,500. The committee was dissolved on Dec. 31, 1993.

     During 1993, the board of directors held a total of 11 regularly scheduled and special meetings. All of the corporation's directors attended at least 75 percent of the meetings of the board of directors and of the committees of the board of directors on which they served during 1993.

                            COMPENSATION OF DIRECTORS

     Each director who was not an employee was paid an annual fee of $19,500 in 1993 and will be paid an annual fee of $19,500 in 1994. Each non-employee director was paid an additional $850 for each meeting attended of the board of directors and an additional $850 for each meeting attended of a committee of the board of directors of which he is a member. A director may elect to have all or any part of his annual fee and meeting fees deferred under the corporation's deferred director fee plan. Under this plan, amounts elected to be deferred are not included in a director's gross income for tax purposes until actually distributed to the director.

     The corporation maintains a non-employee director equity plan pursuant to which non-employee directors received stock options on Dec. 31, 1993, to purchase the number of shares of common stock determined by dividing one-half of the annual fee by the market price of the common stock on the last trading day of the year. On Dec. 31, 1993, the corporation granted each non-employee director a stock option to purchase 500 shares of common stock at an exercise price of $20.00 per share. The exercise price is the market price of the common stock on the date of grant. The terms and conditions of these options are described in this proxy statement in connection with the proposal to approve the amendment of the 1992 non-employee director equity plan.

     During 1993, the corporation donated $5,000 to a charitable organization designated by each director. As a result, the corporation donated to charitable organizations designated by the directors a total of $50,000.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Ryland's mission is to become the leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, Ryland is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders' equity.

     The compensation committee is comprised of three independent, non-employee directors who have no "interlocking" relationships. The compensation committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The compensation committee also reviews and approves all salary arrangements and other pay for executives, evaluates executive performance and considers related matters.

     The compensation committee is committed to implementing a compensation program which furthers Ryland's mission. We therefore adhere to the following compensation policies which are intended to facilitate the achievement of Ryland's business strategies:

     - Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

     - Approximately one-third of total compensation should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives a close identification with the corporation and aligns their interests with those of stockholders. This promotes a continuing focus on building profitability and stockholder value.

     - Compensation opportunities should enhance the corporation's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the corporation depends.

     - Each program element should target compensation opportunities at the median of compensation paid to executives of the peer group. However, if company performance exceeds that of the peer group, compensation should be above the median; likewise, if company performance falls below the performance of the peer group, the compensation paid to the senior executives should be below the median compensation paid to the peer group.

COMPONENTS OF COMPENSATION

     The committee relates total compensation levels for the company's senior executives to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies. The compensation committee reviews and approves the selection of companies used for compensation comparison purposes.

     The companies chosen as the peer group companies used for compensation purposes include many of the same companies which comprise the Dow/Home Construction Index in the performance graph included in this proxy statement. However, the compensation committee believes that the corporation's direct competitors for executive talent also include other companies not included in this index. Therefore, the committee also reviews general industry survey data on companies of comparable revenue size.

     The key elements of the corporation's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the compensation committee considers all elements of an executive's total compensation package.

BASE SALARY

     Base salaries generally are expected to comprise approximately one-third of the value of executive compensation. The compensation committee regularly reviews each executive's base salary. Base salaries are targeted at median competitive levels and are adjusted by the committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the corporation. When evaluating performance, the compensation committee considers the executive's efforts in developing stockholder relations, improving product quality and customer satisfaction, increasing market share, demonstrating leadership abilities among co-workers and other goals.

     Mr. Dreier was hired as Ryland's president and chief executive officer on Nov. 29, 1993. In determining Mr. Dreier's $450,000 base salary, the compensation committee considered the base salaries of chief executive officers at the peer group companies. Mr. Dreier's salary is at the median for CEOs in the peer group companies.

     Mr. Schipke, president and chief executive officer until July 31, 1993, did not receive a salary increase during 1993.

     Mr. Brewster served as chief executive officer from July 31 until Nov. 29, 1993. Mr. Brewster was paid $210,000 for the period from July 31 through Dec. 27, 1993.

     Other executive salaries were increased at rates comparable to the increase provided at other companies and are near median competitive levels.

ANNUAL INCENTIVES

     The annual incentive plan promotes the corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals. Annual bonus opportunities allow the corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. Annual bonuses generally are expected to comprise approximately one-third of the value of executive compensation.

     At the beginning of each year, the compensation committee establishes corporate and business unit specific goals relating to each executive's bonus opportunity. Corporate goals are based on pretax income for the year. Business unit goals are primarily based on operating income. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which pre-established goals are achieved. Where executives have strategic business unit (SBU) responsibilities, three-quarters of the goal is based on SBU operating income performance. The compensation committee does not adjust annual incentive payouts upward based on subjective judgement of executive performance.

     Target bonus awards are set at median competitive levels. Targets are considered by the compensation committee to be achievable but require above-average performance from each of the executives. Corporate performance in 1993 did not meet threshold levels. However, certain SBUs did exceed 1993 target levels, and bonuses were awarded to certain executives accordingly.

In 1993, Messrs. Dreier, Schipke and Brewster did not receive an annual bonus payment.

LONG-TERM INCENTIVES

     In keeping with the corporation's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentive compensation is expected to comprise approximately one-third of the value of an executive's total compensation package.

     When awarding long-term grants, the compensation committee considers executives' levels of responsibility, prior experience, historical award data, individual performance criteria and compensation practices at peer group companies. The compensation committee's objective is to provide executives with long-term incentive award opportunities that approximate a median competitive level. Long-term incentives are in the form of stock options and restricted stock unit awards.

     STOCK OPTION PLAN

     Stock options are granted at an option price not less than the fair market value of the common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the corporation.

     The size of stock option grants is based primarily on competitive practice and is generally targeted to be at the median of option values granted by the peer group companies. The size of the award can be adjusted based on individual factors and historical award data. The compensation committee's objective is to deliver a competitive award opportunity based on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the stock price on the date of grant. There are no other corporate performance goals considered in connection with the award of stock options.

     At time of hire, Mr. Dreier received options to purchase 100,000 shares with an exercise price of $19.625 as detailed in the table entitled Stock Option Grants in 1993. The compensation committee determined the grant for Mr. Dreier with the objective of creating a strong and immediate link to the interests of stockholders. Other factors considered by the compensation committee were levels of option holdings by CEOs at other homebuilding companies and the number of options Mr. Dreier forfeited at his prior employer.

     No options were granted to Mr. Schipke in 1993.

     At the time he was elected chief executive officer, Mr. Brewster received options to purchase 50,000 shares with an exercise price of $18.25 as detailed in the table entitled Stock Option Grants in 1993.

     RESTRICTED STOCK UNITS

     Restricted stock units granted to executives vest over five years. Except for death, disability, retirement or a change in control, restricted stock units are forfeited upon termination of employment. Because of the vesting requirements, restricted stock units enhance the corporation's ability to maintain a stable executive team, focused on the corporation's long-term success. Restricted stock units also provide executives with an immediate link to stockholder interest.

     In determining the size of restricted stock unit awards, the corporation considers competitive levels of restricted stock grants at companies of comparable size and historical award data. As with stock options, the award opportunity is based on the dollar value of the award granted.

     Each year the compensation committee establishes financial goals relating to each executive's opportunity to earn restricted stock units under the corporation's long-term retirement and incentive plan. Executives earn restricted stock units to the extent to which pre-established goals are achieved. As a result, the number of restricted stock units awarded varies and is dependent on achievement of financial performance targets. In 1993, the compensation committee designated return on equity as the sole performance measure for earning restricted stock units.

     At time of hire, Mr. Dreier received 75,000 restricted stock units as detailed in the "Restricted Stock Awards" column of the Summary Compensation Table. As with his option grant, the compensation committee determined the award of restricted stock units with the objective of creating a strong and immediate link to the interests of stockholders. Other factors considered by the compensation committee were levels of restricted stock holdings by CEOs at other homebuilding companies and the number of restricted shares Mr. Dreier forfeited at his prior employer.

     The corporation did not meet return-on-equity performance targets in 1993; and, therefore, no restricted stock units were awarded to the other executive officers.

RETIREMENT PLANS

     The corporation does not sponsor a defined benefit retirement plan but does provide employees with the ability to accumulate retirement assets through a defined contribution plan. Executive officers participate in the corporation's retirement and stock ownership plan up to the statutory limits. Because of these statutory limits the corporation also offers executive officers the ability to defer additional pay and receive corresponding company-matching contributions through the deferred compensation savings plan. The salary deferral plan also enables executives to defer receipt of salary but without company-matching contributions. Earnings on deferrals under the salary deferral plan are credited based on the corporation's quarterly return on equity.

     In addition, executive officers have the ability to earn supplemental retirement assets based on achievement of pre-determined return-on-equity goals under the corporation's long-term retirement and incentive plan. The corporation did not meet performance targets in 1993; and, therefore, no company contributions were made to the long-term retirement and incentive plan in 1993.

     All of the corporation's contributions to each named executive's retirement accounts are shown in the Summary Compensation Table under the "All Other Compensation" column.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the corporation's proxy statement to $1 million, unless certain requirements are met. In 1994, this limit is unlikely to affect the corporation's deductibility for compensation paid to any of the executive officers. A review of the existing plans is being undertaken in 1994 to determine what, if any, modifications would be required.

CONCLUSION

     The compensation committee believes these executive compensation policies and programs serve the interests of stockholders and the corporation effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the corporation's overall future success, thereby enhancing the value of the corporation for the stockholders' benefit.

     We will continue to monitor the effectiveness of the corporation's total compensation program to meet the current and future needs of the corporation.

COMPENSATION COMMITTEE OF BOARD OF DIRECTORS

     L.C. Heist, Chairman of Compensation Committee
     James A. Flick, Jr.
     William G. Kagler
     Andre W. Brewster (member until July 31, 1993)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Andre W. Brewster, a member of the compensation committee until July 31, 1993, was elected and served as chief executive officer of the corporation from July 31 until Nov. 29, 1993.

                           SUMMARY COMPENSATION TABLE


                                                                           ANNUAL COMPENSATION
                                                     --------------------------------------------------------------
                                                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION                          YEAR      SALARY             BONUS (F)        COMPENSATION(G)
- -------------------------------------------------------------------------------------------------------------------

MR. BREWSTER - Chairman of the board of              1993    $ 210,000 (d)       $       0            $      0
directors and chief executive officer of             1992            -                   -                   -
The Ryland Group, Inc. (a)                           1991            -                   -                   -

MR. DREIER - President and chief executive           1993    $  30,768 (e)       $       0                   -
officer of The Ryland Group, Inc. (b)                1992            -                   -                   -
                                                     1991            -                   -                   -

MR. SCHIPKE - Former chairman of the                 1993    $ 283,650           $       0            $  3,681
board, president and chief executive                 1992    $ 469,871           $ 450,000                   -
officer of The Ryland Group, Inc. (c)                1991    $ 450,000           $  81,000                   -

MR. GAW - Executive vice president of                1993    $ 340,283           $ 147,375            $ 18,499
The Ryland Group, Inc.; president of                 1992    $ 327,500           $ 294,750            $ 28,801
Ryland Mortgage Company                              1991    $ 314,382           $ 139,500                   -

MR. HOBLITZELL - Executive vice president            1993    $ 348,446           $       0            $  2,443
and chief financial officer of The Ryland            1992    $ 281,281           $ 252,000                   -
Group, Inc.                                          1991    $ 255,776           $  45,567                   -

MR. DAVENPORT - Vice president of                    1993    $ 219,615           $ 164,000            $ 10,531
The Ryland Group, Inc.; executive vice               1992    $ 205,000           $ 205,000            $ 15,192
president of Ryland Mortgage Company                 1991    $ 195,250           $ 172,800                   -

MR. KROBOT - Senior vice president of                1993    $ 216,538           $ 105,000            $  2,944
The Ryland Group, Inc.; president of the             1992    $ 210,000           $ 105,000            $  2,083
southeast region of Ryland Homes                     1991    $ 173,333           $  69,304                   -



                                                                       LONG-TERM COMPENSATION
                                                          ------------------------------------------------
                                                                        AWARDS
                                                          ----------------------------------
                                                                                 SECURITIES
                                                          RESTRICTED STOCK       UNDERLYING        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR         AWARDS(H)         OPTIONS/SARS    PAYOUTS(L)  COMPENSATION (M)
- -----------------------------------------------------------------------------------------------------------------------------

                                                                                                                >
MR. BREWSTER - Chairman of the board of          1993                -              50,500              -              -
directors and chief executive officer of         1992                -                   -              -              -
The Ryland Group, Inc. (a)                       1991                -                   -              -              -

MR. DREIER - President and chief executive       1993       $1,471,875 (i)         100,000              -       $151,234 (n)
officer of The Ryland Group, Inc. (b)            1992                -                   -              -              -
                                                 1991                -                   -              -              -

MR. SCHIPKE - Former chairman of the             1993       $        0                   0       $ 77,649       $ 89,291
board, president and chief executive             1992       $  169,756 (j)           8,600       $ 14,200       $218,961
officer of The Ryland Group, Inc. (c)            1991       $2,925,000 (k)          13,100              -              -

MR. GAW - Executive vice president of            1993       $        0               4,500       $520,575       $ 38,900
The Ryland Group, Inc.; president of             1992       $   98,832 (j)           4,100       $911,764       $130,240
Ryland Mortgage Company                          1991                -               8,900       $184,870              -

MR. HOBLITZELL - Executive vice president        1993       $        0               5,500       $ 12,900       $ 33,364
and chief financial officer of The Ryland        1992       $   84,494 (j)           3,800              -       $ 96,897
Group, Inc.                                      1991                -              33,200              -              -

MR. DAVENPORT - Vice president of                1993       $        0               1,300       $300,577       $ 25,189
The Ryland Group, Inc.; executive vice           1992       $   46,397 (j)           1,500       $387,121       $ 71,482
president of Ryland Mortgage Company             1991                -               4,700       $ 62,283              -

MR. KROBOT - Senior vice president of            1993       $        0               1,200       $ 51,319       $ 19,047
The Ryland Group, Inc.; president of the         1992       $   47,538 (j)             800       $ 68,105       $ 66,114
southeast region of Ryland Homes                 1991                -               3,700       $ 12,608              -
- ----------------------

Footnotes on page 16.

                           SUMMARY COMPENSATION TABLE

FOOTNOTES
- ---------
(a) Mr. Brewster was employed by the corporation as chief executive officer from July 31, 1993, until Nov. 29, 1993. Mr. Brewster was not employed by the corporation before July 1993.

(b)  Mr. Dreier was not employed by the corporation before November 1993.

(c)  Mr. Schipke resigned from the corporation effective July 31, 1993.

(d)  Amount represents five months of salary for 1993.

(e)  Amount represents one month of salary for 1993.

(f) Bonus amounts are awarded under the annual incentive plan which provides for bonuses based on the corporation's annual performance against predetermined goals. If predetermined targets are not achieved, no bonuses are given.

(g) Amounts represent dividend equivalent payments on long-term incentive plans implemented in 1985 and 1992. The 1985 plan was phased out in 1993 and replaced by the 1992 implementation of the long-term retirement and incentive plan. Amounts paid for the 1985 plan are as follows: Mr. Gaw 1993 - $15,641, 1992 - $28,801; Mr. Davenport 1993 - $9,190, 1992 -
     $15,192; Mr. Krobot 1993 - $1,569, 1992 - $2,083.  Amounts paid in 1993 for the long-term retirement and incentive plan are as follows: Mr. Schipke $3,681; Mr. Gaw $2,858; Mr. Hoblitzell $2,443; Mr. Davenport $1,341; and Mr. Krobot $1,375.

(h) At Dec. 31, 1993, the number and value of restricted stock units held for each executive officer were as follows: Mr. Brewster - 0 units, $0 ; Mr. Dreier - 75,000 units, $1,500,000; Mr. Schipke - 0 units, $0; Mr. Gaw - 4,763 units, $95,260; Mr. Hoblitzell - 4,072 units, $81,440; Mr. Davenport
     - 2,236 units, $44,720; and Mr. Krobot - 2,291 units, $45,820.  The value of a restricted stock unit was $20.00 at Dec. 31, 1993.

(i) Mr. Dreier was awarded 75,000 restricted stock units upon his employment by the corporation in 1993. The value of the restricted stock units was based upon the $19.625 per share closing price of Ryland's common stock on the date of grant, Nov. 29, 1993. The units will vest in five annual increments of 15,000 shares beginning Nov. 1, 1994, with full vesting occurring on Nov. 1, 1998. As the restricted stock units vest, the corporation will distribute an equal number of shares of the corporation's common stock to Mr. Dreier, and the vested restricted stock units will be considered fully paid and cancelled. Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the corporation on its common stock.

(j) Amounts represent restricted stock units earned based upon the achievement of predetermined goals established for 1992 for the long-term retirement and incentive plan. The value of the restricted stock units was based upon the $20.75 closing price of Ryland's common stock on the date of grant, Dec. 31, 1992. The restricted stock units will be fully vested at the end of five years at which time the corporation will distribute an equal number of shares of the corporation's common stock, and the vested restricted stock units will be considered fully paid and cancelled. Participants are entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the corporation on its common stock.

(k) Mr. Schipke was previously awarded 150,000 shares of restricted common stock. The value of the shares of restricted stock on the date of the award was based upon the $20.50 per share closing price of Ryland's common stock on the date of award. In 1992 and 1993, 20,000 shares of restricted stock vested and were delivered to Mr. Schipke. All 110,000 unvested shares of restricted stock were forfeited by Mr. Schipke when he terminated employment with the corporation on July 31, 1993.

(l) Amounts in this column represent payouts in cash and common stock under two long-term incentive plans implemented in 1979 and 1985 that were phased out in 1993. Amounts paid in 1993 reflect the final payouts for the 1979 and 1985 plans. Amounts paid for the 1979 plan are as follows: Mr. Schipke 1993 - $77,649, 1992 - $14,200; Mr. Gaw 1993 - $8,971, 1992-$32,549, 1991 -
     $22,566; Mr. Hoblitzell 1993- $12,900; Mr. Davenport 1992 - $11,369, 1991 -
     $8,427; Mr. Krobot 1992 - $34,685, 1991 - $12,608.  Amounts paid for the
     1985 plan are as follows:  Mr. Gaw 1993 - $511,604, 1992 - $879,215, 1991 -
     $162,304; Mr. Davenport 1993 - $300,577, 1992 - $375,752, 1991 - $53,856;
     and Mr. Krobot 1993 - $51,319, 1992 - $33,420.

(m) Amounts in this column represent employer contributions to the corporation's retirement and stock ownership plan and deferred compensation savings plan: Mr. Schipke 1993 - $44,279, 1992 - $36,562; Mr. Gaw 1993 -
     $38,090, 1992 - $30,591; Mr. Hoblitzell 1993 - $32,519, 1992 - $11,929; Mr.
     Davenport 1993 - $24,923, 1992 - $24,716; and Mr. Krobot 1993 - $18,857,
     1992 - $18,476; earnings on the corporation's salary deferral plan: Mr. Gaw 1992 - $374; Mr. Hoblitzell 1992 - $18; and Mr. Davenport 1992 -$223;
     the term cost and current dollar value of the benefit of split dollar life insurance; Mr. Schipke 1993 - $478, 1992 - $463; Mr. Gaw 1993 - $810, 1992
     - $435; Mr. Hoblitzell 1993 - $845, 1992 - $446; Mr. Davenport 1993 - $266,
     1992 - $141; and Mr. Krobot 1993 - $190, 1992 - $104; supplemental life insurance: Mr. Schipke 1993 - $9,586, 1992 - $12,173; deferred cash earned based upon the achievement of predetermined goals for 1992 for the long-term retirement and incentive plan, which, if vested, is paid to participants upon their termination of employment or retirement from the corporation: Mr. Schipke $169,763; Mr. Gaw $98,840; Mr. Hoblitzell $84,504; Mr. Davenport $46,402; and Mr. Krobot $47,534. Upon leaving the corporation in 1993, Mr. Schipke was paid $34,948, which represented his vested cash balance in the long-term retirement and incentive plan.

(n) The corporation reimbursed Mr. Dreier for relocation expenses totaling $151,234, of which $110,003 represents actual moving expenses and $41,231 represents the gross-up adjustment for taxes.

                           STOCK OPTION GRANTS IN 1993




                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES
                                                                      OF STOCK PRICE APPRECIATION FOR 10-YEAR OPTION TERM
                                                                     -----------------------------------------------------
                     NUMBER OF    PERCENT OF TOTAL
                     SECURITIES  OPTIONS GRANTED TO  EXERCISE PRICE         EXPIRATION
    NAME             UNDERLYING   EMPLOYEES IN 1993     ($/SHARE)              DATE           5%                 10%
- -----------------    ----------   -----------------  --------------         -----------  ------------       ------------

Mr. Brewster(a)         50,000           21.1           $ 18.250             08/23/03    $    573,866       $  1,454,290
                           500            0.2           $ 20.000             12/31/03    $      6,289       $     15,937

Mr. Dreier(b)          100,000           42.1           $ 19.625             11/29/03    $  1,234,206       $  3,127,720

Mr. Schipke(c)               -              -                  -                    -               -                  -

Mr. Gaw(d)               4,500            1.9           $ 20.000             12/31/03    $     56,601       $    143,437

Mr. Hoblitzell(d)        5,500            2.3           $ 20.000             12/31/03    $     69,178       $    175,312

Mr. Davenport(d)         1,300            0.5           $ 20.000             12/31/03    $     16,351       $     41,437

Mr. Krobot(d)            1,200            0.5           $ 20.000             12/31/03    $     15,093       $     38,250

All Stockholders(e)                                                                      $193,031,558       $489,023,510

- -------------------
(a) Stock options for 50,000 shares of common stock were granted to Mr. Brewster when he was elected chairman of the board and chief executive officer, and these options are fully exercisable. Mr. Brewster was granted a stock option for 500 shares of common stock as a member of the corporation's board of directors pursuant to the corporation's 1992 non-employee director equity plan, the terms of which are described in the proposal to approve the amendment of the 1992 non-employee director equity plan in this proxy statement.

(b) Mr. Dreier was granted stock options upon his employment by the corporation on Nov. 29, 1993, and these options vest 20 percent per year beginning on the first anniversary of the date of the grant.

(c) Mr. Schipke did not receive a grant of stock options in 1993. His outstanding stock options were cancelled or exercised upon termination of employment.

(d) The stock options for Messrs. Gaw, Hoblitzell, Davenport and Krobot were part of an annual award of stock options pursuant to the corporation's 1992 equity incentive plan, and these stock options vest 20 percent per year beginning on the first anniversary of the date of the grant.

(e) Total dollar gains for all stockholders are based on the assumed annual rates of stock price appreciation of 5 percent and 10 percent and calculated on 15,342,624 shares of common stock outstanding as of Dec. 31, 1993, at $20.00 per share.


                    AGGREGATED STOCK OPTION EXERCISES IN 1993
                        AND YEAR-END STOCK OPTION VALUES



                                                        NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                                                      UNEXERCISED OPTIONS AT YEAR END(#)         MONEY OPTIONS AT YEAR END
                 SHARES ACQUIRED     VALUE            ----------------------------------        ---------------------------
  NAME             ON EXERCISE    REALIZED(b)             EXERCISABLE  UNEXERCISABLE            EXERCISABLE   UNEXERCISABLE
- ---------------  --------------   -----------             -----------  ------------             -----------   -------------

Mr. Brewster              -               -                50,540          1,560                 $ 87,500       $      0

Mr. Dreier                -               -                     0        100,000                 $      0       $ 37,500

Mr. Schipke               -               -                     -              -                        -              -

Mr Gaw                    -               -                56,920         38,580                 $186,178       $ 31,573

Mr. Hoblitzell            -               -                14,040         28,460                 $ 24,000       $ 36,000

Mr. Davenport         4,600 (a)    $ 36,375                19,720         21,680                 $ 64,488       $ 19,138

Mr. Krobot                -               -                34,760         12,740                 $121,085       $ 13,940

- ----------------
(a) Of the shares acquired on exercise, Mr. Davenport continues to hold 4,600 shares.

(b)  Market price at exercise less exercise price.



                               EMPLOYEE AGREEMENTS

     The corporation has an employment agreement with Mr. Hoblitzell. Under this agreement, the corporation shall pay Mr. Hoblitzell an annual base salary of $420,000 through December 31, 1994. From January 1, 1995, until June 30, 1996, the corporation will pay Mr. Hoblitzell a base salary commensurate with the job that he is performing but no less than $300,000 annually.

     The corporation has senior executive severance agreements pursuant to which certain of its executive officers would be entitled under certain circumstances to receive a lump sum cash payment representing one and one-half times the highest annual compensation paid during the three years prior to termination of employment, accelerated vesting under incentive compensation, stock option and benefit plans of the corporation, as well as other specified benefits. Currently, the corporation has senior executive severance agreements with Messrs. Dreier, Gaw, Hoblitzell, Bretz, Cline, Davenport and Paul. These payments and benefits would be provided upon termination of employment within two years after a change in control of the corporation, which occurs when a third party becomes the beneficial owner of 30 percent or more of the outstanding shares of common stock of the corporation, or, as a result of, or in connection with, a tender or exchange offer, merger, share exchange, proxy contest or certain other events, a majority of the board of directors or a majority of stockholders of the corporation changes, or a liquidation, dissolution or sale of all or substantially all of the assets of the corporation.

        COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN ON COMMON STOCK
                    (STOCK PRICE APPRECIATION PLUS DIVIDENDS)

     This chart graphs the corporation's performance in the form of cumulative total return to stockholders during the previous five years in comparison to Standard and Poor's 500 and the Dow/Home Construction Index. The Dow/Home Construction Index includes Pulte, Standard Pacific, Centex, Clayton, Kaufman and Broad and Ryland.


                                     [Graph]

                                                                       EXHIBIT A

                             THE RYLAND GROUP, INC.
                     1992 NON-EMPLOYEE DIRECTOR EQUITY PLAN
                           (AS PROPOSED TO BE AMENDED)

     Section 1.  PURPOSE

     The purpose of The Ryland Group, Inc. 1992 Non-Employee Director Equity Plan (the "plan") is to advance the interests of the corporation and its stockholders by encouraging increased common stock ownership by members of the board of directors who are not significant stockholders of the corporation or employees of the corporation, in order to promote long-term stockholder value through directors' continuing ownership of the common stock.

     Section 2.  DEFINITIONS

     "Annual retainer" means the amount payable annually to each non-employee director for service on the board (exclusive of any per meeting fees or expense reimbursements).

     "Board" means the board of directors of the corporation.

     "Committee" means a committee of the board of directors elected or designated from time to time to administer the plan, which initially shall be the compensation committee of the board of directors.

     "Common stock" means the common stock, $1.00 par value, of the corporation.

     "Corporation" means The Ryland Group, Inc.

     "Employee" means any officer or employee of the corporation or of its subsidiaries.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Last trading day" means the last day of the calendar year in which the common stock trades on the New York Stock Exchange; or, if the common stock is not listed on the New York Stock Exchange, such other exchange on which the common stock is traded; or, the NASDAQ National Market System or other over-the-counter market on which the common stock is traded or quoted.

     "Market price" means the last reported sale price of the common stock on the New York Stock Exchange; or, if the common stock is not listed on the New York Stock Exchange, the closing price on such other exchange on which the common stock is traded; or, if quoted on the NASDAQ National Market System or other over-the-counter market, the last reported sales price on the NASDAQ National Market System or other over-the-counter market; or, if the common stock is not publicly traded, such price as shall be determined by the committee to be the fair market value.

     "Meeting fee" means the amount payable to a non-employee director for a meeting of the board.

     "Non-employee director" or "participant" means any person who is elected or appointed to the board.

     "Stock options" means stock options granted under the plan which shall be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.



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     Section 3.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to adjustment as provided in Section 3(b) below, the maximum aggregate number of shares of common stock that may be issued under the plan is 100,000 shares. The common stock to be issued under the plan will be made available from authorized but unissued shares of common stock, and the corporation shall set aside and reserve for issuance under the plan said number of shares.

     (b) In the event of any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock at a price substantially below fair market value or similar change affecting the common stock, appropriate adjustment shall be made in the maximum number and kind of shares subject to the plan, outstanding stock options and subsequent grants of stock options and in the exercise price of outstanding stock options.

     Section 4.  ADMINISTRATION OF THE PLAN

     Stock options under the plan shall be automatic as provided in Section 6. The plan shall be administered by the committee. The committee shall have the powers vested in it by the terms of the plan. The committee shall, subject to the provisions of the plan, have the power to construe the plan, to determine all questions arising thereunder and to adopt and amend rules and regulations for the administration of the plan. Notwithstanding the foregoing, the committee shall have no discretion with respect to the eligibility or selection of participants, the timing or exercise price of stock options, or the number of shares of common stock subject to stock option grants. Any decisions of the committee on the administration of the plan shall be final and conclusive.

     Section 5.  PARTICIPATION IN THE PLAN

     All non-employee directors shall participate in the plan.

     Section 6.  DETERMINATION OF STOCK OPTIONS

     Each stock option granted under the plan shall be evidenced by a written instrument in such form as the committee may approve and shall be subject to the following terms and conditions:

     (a) Each current non-employee director shall receive, effective as of Dec. 31, 1991, a stock option to purchase 1,100 shares of common stock at an exercise price of $23.25 per share.

     (b) On Dec. 31 of each year before 1994 in which a non-employee director is first elected to the board, such newly elected non-employee director shall receive a stock option to purchase the number of shares of common stock calculated by dividing the aggregate cash value of the annual retainer for that year plus an amount equal to six meeting fees for that year by the market price of the common stock on the last trading day of the year in which such non-employee director was elected to the board. The stock options granted to a newly elected non-employee director pursuant to this Section 6(b) shall be in lieu of any stock options to which such non-employee director otherwise would be entitled in such year under Section 6(c).

     (c) On Dec. 31 of each year before 1994, each non-employee director (except for non-employee directors first elected during such year) shall receive a stock option to purchase the number of shares of common stock determined by dividing one-half of the cash value of the annual retainer for the calendar year during which the grant is being made by the market price of the common stock on the last trading day of the year in which such grant is being made.

     (d) On Dec. 31, 1994, and on each Dec. 31 thereafter during the term of the plan, each non-employee director first elected to the board during the calendar year that includes such date shall receive an option to purchase 2,000 shares of common stock and each other non-employee director on such date shall receive an option to purchase 1,000 shares of common stock.

     (e) The purchase price for the common stock subject to stock options shall be the market price of the common stock on the date of grant.



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     (f)  Stock options shall fully vest and become exercisable six months from the date of grant. Stock options shall be exercisable in whole or in part with respect to a whole number of vested shares (rounded to the next highest whole number in the case of fractional shares) at any time prior to the expiration of 10 years from the date of grant, subject to Section 6(g) of the plan.

     (g) In the event service on the board by a participant terminates for any reason, all of the participant's stock options shall fully vest and become immediately exercisable and will expire three years after the date of termination regardless of their stated expiration dates. Stock options shall not be transferable by the participant otherwise than by will or the laws of descent and distribution. The rights of a participant in a stock option may be exercised by the participant's guardian or legal representative in the case of disability and by the participant's estate or a beneficiary designated by the participant in the case of death.

     (h) The purchase price for the common stock subject to a stock option may be paid in cash, by check, in shares of common stock of the corporation or in a combination of cash and common stock. The value of shares of common stock delivered in payment of the purchase price shall be their market price as of the date of exercise.

     (i) Each participant shall pay to the corporation, or make arrangements satisfactory to the committee for the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the receipt of shares of common stock pursuant to the exercise of a stock option. Such tax obligations may be paid in whole or in part in shares of common stock, including shares issued upon exercise of the stock option, valued at market price on the date of delivery.

     Section 7.  STOCKHOLDER RIGHTS

     (a) Non-employee directors shall not be deemed for any purpose to be and have rights as stockholders of the corporation with respect to any shares of common stock except as and when such shares are issued and then only from the date of the certificate thereof. No adjustment shall be made for dividends, distributions or other rights for which the record date precedes the date of such stock certificate.

     (b) Subject to the provisions of Section 7(a) above, a participant will have all rights of a stockholder with respect to common stock issued to the participant, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

     Section 8.  CONTINUATION OF DIRECTOR OR OTHER STATUS

     Nothing in the plan or in any instrument executed pursuant to the plan or any action taken pursuant to the plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the corporation will retain a non-employee director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the provisions of the corporation's charter, bylaws or the Maryland General Corporation Law relating to the removal of directors.

     Section 9.  COMPLIANCE WITH GOVERNMENT REGULATIONS

     Neither the plan nor the corporation shall be obligated to issue any shares of common stock pursuant to the plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the common stock may be listed have been fully met. As a condition precedent to any issuance of shares of common stock and delivery of certificates evidencing such shares pursuant to the plan, the committee may require a participant to take any such action and to make any such covenants, agreements and representations as the committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The corporation shall in no event be obligated to register the shares of common stock issued or issuable under the plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of common stock issued under the plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933 (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.



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     Section 10.  NON-TRANSFERABILITY OF RIGHTS

     No participant shall have the right to assign any stock option or any other right or interest under the plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such stock option or any such right or interest, other than by will or the laws of descent and distribution. Stock options shall be exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.

     Section 11.  TERM OF PLAN

     The plan as amended shall become effective immediately upon approval by the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the 1994 annual meeting of the corporation's stockholders. When so approved, the plan as amended shall be deemed to have been in effect as of Dec. 18, 1991. The plan shall terminate on Dec. 18, 2001.

     Section 12.  AMENDMENT OF THE PLAN

     The committee may amend, suspend or terminate the plan or any portion thereof at any time, provided that to the extent required to qualify transactions under the plan for exemption under Rule 16b-3 under the Exchange Act and any successor provision, no amendment may be made to change the eligibility or selection of participants in the plan, the timing of stock option grants, or the number of shares of common stock subject to the plan or stock options granted thereunder, other than as permitted by such rule or successor provision. Notwithstanding the foregoing, the plan may not be amended more than once in any six-month period except to comply with changes in the Internal Revenue Code (the "code"), the Employment Retirement Income Securities Act ("ERISA") or any rules or regulations promulgated under either the code or ERISA.

     Section 13.  GOVERNING LAW

     The plan shall be governed by and interpreted in accordance with the laws of the state of Maryland.



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